Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184144 on Form S-8 and Registration Statement No. 333-192447 on Form S-3 of our reports dated November 12, 2014, relating to (1) the consolidated and combined financial statements and financial statement schedule of The ADT Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated and combined financial statements) and (2) the effectiveness of The ADT Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The ADT Corporation for the fiscal year ended September 26, 2014.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida
November 12, 2014